Exhibit 5.1

1 February 2008

MF Global Ltd. Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441-299-4993 Jason.piney@conyersdillandpearman.com JPXbem/332652/238676corpdocs.

Dear Sirs

MF Global Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form F-1,as amended on Form S-1 (Registration No. 333-144079) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on 27 June 2007 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of US$750,000,000 Senior Notes (the “Senior Notes”) to be issued by MF Global Finance North America Inc. (the “Issuer”) pursuant to a senior indenture to be entered into between the Issuer, the Company and Deutsche Bank Trust Company Americas (the “Trustee”), as amended and supplemented by a supplemental indenture, to be dated as of the issue date of the Senior Notes (collectively, the “Senior Indenture”) and the guarantee by the Company of the Senior Notes, as described in the Registration Statement (the “Guarantee”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company (the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 1 February 2008, minutes of meetings of the board of directors of the Company held on 31 May 2007 and 2 July 2007 (together, the “Minutes”), an officer’s certificate from the Assistant Secretary of the Company confirming that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended (the “Officer’s Certificate”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Officer’s Certificate and other documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (e) that the Company’s shares will be listed on an appointed stock exchange (as defined in the Companies Act 1981, as amended (the “Companies Act”)), and the consent to the issue and free transfer of securities by the Company given by the Bermuda Monetary Authority as of 15 June 2007 will not have been revoked or amended at the time of issuance of the Guarantee, (f) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act entitled “Prospectuses and Public Offers”.

Upon the issuance of the Guarantee, the obligations of the Company under the Senior Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Guarantee by the Company, as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Guarantee has been duly authorised by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liberties” and “Validity of the Notes” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ CONYERS DILL & PEARMAN